Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT is made and entered into this 21st day of May, 2008, by and between: SYNTHETIC BLOOD INTERNATIONAL, INC. (hereinafter referred to as the “LICENSEE”) with its principal place of business at 3189 Airway Avenue Bldg. C, Costa Mesa, CA 92626, and VIRGINIA COMMONWEALTH UNIVERSITY INTELLECTUAL PROPERTY FOUNDATION (hereinafter referred to as the “LICENSOR”), and with its principal place of operation at Virginia Commonwealth University, 800 E. Leigh Street, Suite 113, Richmond, Virginia 23298-0568, United States of America.

WHEREAS, LICENSOR is charged with management and licensing of intellectual properties developed at Virginia Commonwealth University (“VCU”) and, under VCU intellectual property policy, inventions made by employees of VCU or made using the facilities of VCU are required to be assigned to VCU and managed by LICENSOR;

WHEREAS, VCU is the owner of all right, title, and interest in patent applications associated with the VCU invention disclosure 06-31 “Novel Means to Provide Non pulmonary Oxygenation,” VCU invention disclosure 07-080 “Novel Combinatorial Approaches to Enhancing Oxygen Transport to Tissue”, and VCU Invention disclosure 08-008 “Gas Based Wound and Tissue Therapeutics” invented by Dr. Kevin Ward, Bruce Speiss, Robert Diegelman, Gary Bowlin, et al, employees at Virginia Commonwealth University; and

WHEREAS, LICENSEE is desirous of acquiring from LICENSOR certain rights set forth below;

NOW, THEREFORE, in consideration of the promises and the covenants set forth herein, LICENSOR and LICENSEE agree as follows:

I. DEFINITIONS

The following definitions shall apply in the interpretation of this AGREEMENT.

1.1 “AFFILIATE” of any LICENSEE means any corporation which, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such LICENSEE; and for the purposes of this definition “control” (including “control by” and “under common control with”) as used with respect to any corporation or LICENSEE, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or LICENSEE, through the ownership of more than 50% of the voting shares.

1.2 “CALENDAR QUARTER” means the three-month period ending March 31, June 30, September 30, or December 31 in any year.

1.3 “LICENSED PATENTS” shall mean the VALID CLAIMS of to, the extent controlled by LICENSOR, the United States patents and patent applications, corresponding foreign patents and patent applications as listed in Appendix A, attached hereto and incorporated herein by reference, and any reissues, re-examinations, renewals, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those VALID CLAIMS in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application).

1.4 “LICENSED PRODUCTS” shall mean any product in the FIELD OF USE that incorporates, is covered by (in whole or in part), or is made, uses or is used by a process covered by (in whole or in part), one or more VALID CLAIMS in one or more of the LICENSED PATENTS (including reissues and re-examinations) and without a license from VCU, would infringe one or more of the VALID CLAIMS in a Licensed Patent.

1.5 “FIELD OF USE” shall mean all therapeutic and diagnostic applications in humans and animals.

1.6 “IMPROVEMENT INVENTIONS” shall mean inventions in the FIELD OF USE which improvement arose from research sponsored by LICENSEE and/or arose out of research in the FIELD OF USE in the area of oxygen therapeutics conducted (i) solely by Dr. Bruce Spiess, or (ii) under the direction or control of Dr. Bruce Spiess (e.g., arising from Dr. Spiess’ laboratory or research group).

1.7 “EFFECTIVE DATE” shall mean the date of the AGREEMENT set forth above.

1.8 “NET SALES” shall mean the amounts received by LICENSEE from the use of LICENSED PRODUCTS, or the sale of LICENSED PRODUCTS, less (i) discounts or rebates actually allowed from the billed amount, (ii) credits or allowances actually allowed upon claims or returns, (iii) shipping and insurance charges, and (iv) taxes, customs, or other government charges and surcharges included in the amounts billed. For non-cash and partial-cash sales, NET SALES shall include the fair market value of non-cash consideration received for such sale of the same quantity of LICENSED PRODUCTS. For sales not at arms-length, NET SALES shall be equal to the fair market price of such LICENSED PRODUCTS as when transferred in comparable arms-length transactions. In the event that LICENSED PRODUCTS are used by LICENSEE rather than sold, the parties shall agree upon an appropriate NET SALES price for each such use on which to base a royalty calculation. The distribution of reasonable quantities of free promotional samples of LICENSED PRODUCT or LICENSED PRODUCTS provided without charge for clinical trials or research purposes shall not be considered a sale of a LICENSED PRODUCT for royalty purposes.

1.9 “SUBLICENSEE” shall mean any non-affiliated third party to whom LICENSEE has granted a SUBLICENSE. “SUBLICENSE” shall mean an agreement in which LICENSEE (i) grants or otherwise transfers any of the rights licensed to LICENSEE hereunder, (ii) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same, or (iii) is under an obligation to grant, assign or transfer any such rights or non-assertion, or to forebear from granting or transferring such rights to any other entity, including licenses, option agreements, right of first refusal agreements, or other agreements.

1.10 “SUBLICENSING REVENUE” shall mean the fair market cash value of any and all consideration received by LICENSEE from SUBLICENSEE under its SUBLICENSE, including without limitation running royalties paid for NET SALES of LICENSED PRODUCTS by SUBLICENSEE, license issue fees and other licensing fees, option fees, milestone payments, minimum annual royalties, equity or other payments of any kind whatsoever, irrespective of whether such revenues are received in the form of cash, barter, credit, stock, warrants, release from debt, goods or services, licenses back, or any other form whatever. Notwithstanding the foregoing, “SUBLICENSING REVENUE” shall not include the following payments, in cash or equity, received by LICENSEE: (i) payments for research and development activities, as documented in development plans and/or budgets under research or development agreements with third parties, (ii) amounts received in consideration for LICENSEE’s equity, and (iii) amounts received in consideration for the sale of all or substantially all of the business or assets of LICENSEE relating to this license, whether by merger, acquisition, sale of assets, stock, or otherwise.

1.11 “VALID CLAIM” means a claim of a patent or patent application in any country that (i) has not expired, (ii) has not been disclaimed, (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; (iv) has not been revoked, held invalid, held unpatentable, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken, and (v) has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise.

II. GRANT

2.1 LICENSOR grants to LICENSEE an exclusive, royalty bearing, worldwide license under the LICENSED PATENTS to make, have made, use, offer to sell, sell, have sold, and import LICENSED PRODUCTS, with the right to SUBLICENSE under the terms of Article VIII, throughout the term hereof in the FIELD OF USE. This grant shall be subject to the payment by LICENSEE to LICENSOR of all consideration as provided in this AGREEMENT, and shall be further subject to the rights retained by LICENSOR and VCU to:

a.	publish the scientific findings from research related to LICENSED PATENTS; provided, however, LICENSOR shall provide LICENSEE any proposed publication at least thirty (30) days prior to any proposed publication thereof to review any such publication for the purpose of identifying any patentable inventions and, in the event that LICENSEE identifies any such information, LICENSOR will delay any publication for up to forty-five (45) days for the purpose of filing a patent application; and

b.	practice under the LICENSED PATENTS for educational, research, non-commercial patient care and treatment, and other non-commercial internal purposes. Such reservation shall include the right to extend such right to practice under the LICENSED PATENTS for non-commercial educational and academic research purposes (but not for patient care and treatment, or any other internal purpose) to subsequent employers of any of the Inventors, but only to the extent that such employers are not-for-profit organizations. Such reservation shall further include the right to provide technical information, and to grant non-transferable licenses, without the right to sublicense, under the LICENSED PATENTS, to not-for-profit and governmental institutions for their internal non-commercial research and scholarly use only, in accordance with the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources (as published in the U.S. Federal Register / vol. 64, No. 246 - 12/23/99).

2.2 LICENSOR grants to LICENSEE, and LICENSEE accepts, an exclusive first option to include IMPROVEMENT INVENTIONS in this AGREEMENT. Subject to any third party obligations, LICENSOR grants to LICENSEE, and LICENSEE accepts, an exclusive first option to enter into good faith negotiations for a license in the FIELD OF USE to include any inventions with respect to oxygen therapeutics invented by Dr. Bruce Spiess together with other inventors (if no inventor objects in writing) in this AGREEMENT upon payment of $25,000 fee. Subject to any third party obligations and if no inventor objects in writing, LICENSEE shall have an option to negotiate an exclusive license on inventions based on oxygen delivery to tissue developed by other inventors at VCU after the EFFECTIVE DATE under commercially reasonable terms. The exclusive option granted to LICENSEE under this Section 2.2 must be exercised in writing within forty-five (45) days after LICENSEE’S receipt of written information of LICENSOR’S decision to file a patent application concerning an IMPROVEMENT INVENTION or other invention from LICENSOR. Upon expiration of the option period, LICENSOR may seek other licensees.

2.3 Notwithstanding anything herein to the contrary, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which may attach as a result of United States Government sponsorship of research at VCU, in which the invention covered by the LICENSED PATENTS was conceived or reduced to practice, as set forth in 35 U.S.C. §§200-206, 37 C.F.R. Part 401 and in the relevant United States Government research contracts with VCU, and as such rights and requirements may be amended or modified by law. To the extent applicable, such rights and requirements include without limitation (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the Government any of the LICENSED PATENTS throughout the world (as set forth in 35 U.S.C. §202(c)(4)), and (ii) the requirement that LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States (as set forth in 35 U.S.C. §204).

III. PAYMENT PROVISIONS

3.1 In consideration for the rights, privileges and license granted under this AGREEMENT, the LICENSEE must pay to LICENSOR the fees and royalties specified in Appendix B, attached hereto and incorporated herein by reference.

3.2 With each report submitted under Section 5.1 of this AGREEMENT, LICENSEE shall make all payments to LICENSOR in US dollars due and payable under this Article III. If no royalties are due, LICENSEE shall so report.

3.3 LICENSEE shall be obligated to pay royalties as provided in this AGREEMENT on all LICENSED PRODUCTS that are either sold or produced under this license, regardless of whether such LICENSED PRODUCTS are produced prior to the EFFECTIVE DATE of this AGREEMENT or sold after the termination of this AGREEMENT. LICENSEE also agrees to make a written report to LICENSOR within ninety (90) days after the termination of this AGREEMENT pursuant to Article VII. LICENSEE shall continue to make reports concerning royalties on the sale of LICENSED PRODUCTS payable in accordance with this Article III after termination of this AGREEMENT, until such time as all such LICENSED PRODUCTS produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, LICENSEE shall pay LICENSOR all applicable royalties.

3.4 All payments due the LICENSOR must be paid in U.S. currency to the LICENSOR. The LICENSEE must convert NET SALES invoiced in foreign currency into equivalent U.S. currency at the exchange rate for the foreign currency prevailing as of the last day of the reporting period, as reported in the Wall Street Journal®. Royalty payments shall be based on NET SALES in any country where a valid patent covering LICENSED PATENTS or LICENSED PRODUCTS is in effect, and on NET SALES of export PRODUCTS when the PRODUCTS were produced in a country where a valid patent covering LICENSED PATENTS is in effect. LICENSEE agrees to pay interest of 1.5% per month, the interest being compounded monthly, or two hundred fifty dollars ($250.00), whichever is greater, on any delinquent payments to LICENSOR. LICENSEE shall calculate the correct late payment charge, and shall add it to each such late payment. LICENSEE shall pay for all costs and reasonable attorneys fees incurred by LICENSOR in collecting payments due to LICENSOR.

3.5 In the case of a buyout or other change in majority ownership of LICENSEE, or a buyout of LICENSED PRODUCTS, all payment provisions arc passed through, non-negotiable, and remain in effect for LICENSEE. SUBLICENSEE, or purchaser, as applicable. LICENSEE shall inform any potential purchaser of this clause and present evidence of such notification to LICENSOR.

IV. DILIGENCE AND PATENT PROSECUTION

4.1 The LICENSEE will use its reasonable best efforts to bring one or more LICENSED PRODUCT(S) to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for LICENSED PRODUCTS throughout the life of this AGREEMENT.

4.2 LICENSEE agrees to present to LICENSOR a development plan for each LICENSED PRODUCT within two (2) months of acquiring the relevant LICENSED PATENT. The diligence milestones outlined in the development plans for each LICENSED PRODUCT will be attached to this AGREEMENT as a new Appendix C1.2.3 etc., no later than two months after LICENSEE acquires the the relevant LICENSED PATENT. To be in compliance with Section 4.1, the LICENSEE must meet the diligence milestones set out in Appendix C, which shall be attached hereto and incorporated herein by reference.

4.3 Article IV is a material term of this AGREEMENT, without which the license grant under Article II would not have been made, and the LICENSEE’S failure to perform in accordance with Sections 4.1 and 4.2 is grounds for the LICENSOR to terminate this AGREEMENT pursuant to Article VII.

4.4 LICENSEE shall be responsible for the cost of prosecution and maintenance of patents and copyrights during the term of this AGREEMENT. LICENSEE shall have the right to appoint and engage patent counsel to prosecute and maintain the LICENSED PATENTS, subject to the approval of LICENSOR, such approval not to be unreasonably or untimely withheld. LICENSOR shall fully cooperate and assist LICENSEE in all related matters. LICENSEE shall provide LICENSOR with copies of all papers received from and to be filed in the U.S. Patent and Trademark Office, U.S. Copyright Office, and corresponding foreign patent and copyright offices.

4.5 All patents, patent applications, and copyrights on the LICENSED PATENTS shall be, assigned to LICENSOR, and LICENSOR’S interest therein shall be recorded in the U.S. Patent and Trademark Office, U.S. Copyright Office, and corresponding foreign patent and copyright offices.

4.6 LICENSOR shall provide LICENSEE with copies of all papers, including without limitation, all papers existing prior to the EFFECTIVE DATE, received from and to be filed in the U.S. Patent and Trademark Office, U.S. Copyright Office, and corresponding foreign patent and copyright offices.

4.7 LICENSEE shall be entitled, in its discretion, to abandon any application or granted patent or copyright if it considers that the ongoing costs of the same are not justified, provided that LICENSEE notifies LICENSOR prior to such abandonment and allows LICENSOR opportunity to avoid such abandonment. In no event shall such reasonable opportunity be less than three (3) months prior to abandonment. If LICENSEE chooses to abandon an application or granted patent or copyright under this provision and LICENSOR, at its sole expense, continues pursuing the application, granted patent or copyright, LICENSEE shall retain no right to use or exploit the LICENSED PATENTS or any related copyright in the country, territory or jurisdiction which granted the patent or copyright.

4.8 LICENSOR shall have the right to immediately terminate this AGREEMENT, without requirement of notification of default, in the event that LICENSEE challenges, directly or indirectly or at written urging of a third party on behalf of LICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the LICENSED PATENTS before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction. The parties acknowledge that re-examination proceedings shall not be considered a challenge of the LICENSED PATENTS.

V. REPORTING OBLIGATIONS

5.1 LICENSEE, within sixty (60) days after each CALENDAR QUARTER of each year, shall deliver to LICENSOR true and accurate reports, pertaining to NET SALES of LICENSED PRODUCTS, which shall include at least the following information:

a)	the identity of each of the LICENSED PRODUCTS being developed, manufactured, marketed and/or sold;

b)	the stage of development of each LICENSED PRODUCT;

c)	the number of each LICENSED PRODUCT manufactured and/or sold in each country;

d)	NET SALES of LICENSED PRODUCTS sold by the LICENSEE and all SUBLICENSEES, prepared in accordance with generally accepted accounting principles, on a country by country basis, for each LICENSED PRODUCT;

e)	any and all allowable deductions from NET SALES;

f)	names and addresses of all SUBLICENSEES; and

g)	total fees, royalties, and SUBLICENSING REVENUE due.

5.2 Progress Report. On or before January 1 and July 1 of each year until LICENSEE markets LICENSED PRODUCTS, LICENSEE shall make a written semi-annual report to LICENSOR covering the preceding six (6) months regarding the progress of LICENSEE toward commercial use of LICENSED PRODUCTS. Such report shall include, as a minimum, information sufficient to enable LICENSOR to satisfy reporting requirements of the U.S. Government and for LICENSOR to ascertain progress by LICENSEE toward meeting the diligence requirements of Sections 4.1 and 4.2.

5.3 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR hereunder. Said books of account shall be kept at LICENSEE’S principal place of business. Said books and supporting data, subject to reasonable obligations of confidentiality, shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of LICENSOR or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this AGREEMENT. Said records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information, as applicable, in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. Such examination is to be made by LICENSOR or its designee, at the expense of LICENSOR. Should such inspection, however, lead to the discovery of a greater than five percent (5%) discrepancy in reporting to LICENSOR’S detriment, LICENSEE shall pay the full cost of such inspection. LICENSEE shall pay any amounts such inspection reveals to be due and owing within thirty (30) days of the receipt of an invoice for same.

VI. INFRINGEMENT

6.1 LICENSOR represents that, to the best of its knowledge, as of the EFFECTIVE DATE, the entire right, title, and interest in the patent applications or patents comprising the LICENSED PATENTS have been assigned to it (or VCU) free and clear of all liens, claims and encumbrances of any inventor or any non-governmental third party and that it (or VCU) has all requisite power and authority to grant the license contained in this AGREEMENT. LICENSOR also represents that it has received no notification (i) that the LICENSED PATENTS are invalid or (ii) that the exercise by LICENSEE of the rights granted hereunder will infringe on any patent or other proprietary right of any third party. LICENSEE acknowledges and agrees that all rights licensed by the LICENSOR hereunder are licensed “as is” and without any representation, indemnification or warranty with respect to possible infringement of third party rights. In the event of a third party infringement action against either party with respect to any LICENSED PATENTS, LICENSEE will defend LICENSOR and VCU at LICENSEE’s expense, with the understanding that breaching such obligation may result in a default judgment against LICENSEE, its AFFILIATES, SUBLICENSEEs, and/or LICENSOR (however, LICENSEE’S failure to defend shall not prevent VCU and LICENSOR from defending themselves). LICENSEE shall indemnify, defend and hold VCU and LICENSOR harmless from any such judgment, and without limitation shall pay any damages awarded in any such judgment against VCU and LICENSOR. LICENSOR will cooperate as requested by LICENSEE, and will be compensated by LICENSEE for its reasonable out-of-pocket expenses incurred in such cooperation, which LICENSOR will only be required to expend if LICENSEE has approved the same for reimbursement. No settlement, consent judgment, or other voluntary final disposition of any suit that would affect the validity, scope or enforceability of the LICENSED PATENTS, by estoppel, admission or otherwise, or the LICENSOR’S rights in or to same, may be entered into without the consent of LICENSOR, such consent not to be unreasonably withheld.

6.2 LICENSEE and LICENSOR shall promptly inform each other in writing of any alleged infringement of the LICENSED PATENTS by a third party.

6.3 During the term of this AGREEMENT, LICENSOR will have the right, but shall not be obligated, to prosecute at its own expense all infringements of the LICENSED PATENTS and, in furtherance of such right, LICENSOR may include LICENSEE, upon agreement by LICENSEE, as a party plaintiff in any such suit, at LICENSEE’S expense. Each party shall bear its own costs of prosecuting any such infringement action, shall be entitled to prove and recover any damages, and distribution shall be governed by Section 6.5. Upon mutual agreement of the parties, each may assign to the other its right to sue for past, present, or future infringement of the LICENSED PATENTS, and to agree to a method to allocate damages recovered by the assignee of such rights.

6.4 LICENSOR or LICENSEE shall have three (3) months after having been notified of any alleged infringement to investigate whether infringement can be established. If LICENSOR determines that infringement exits, then it shall have three (3) months to negotiate in good faith with the alleged infringer to resolve the dispute. At the end of such period, if the dispute has not been resolved, LICENSOR shall have forty five (45) days to commence prosecuting an infringement action (the filing period). If LICENSOR determines that infringement can be established and (a) at any time decides not to pursue an action against the alleged infringer, or (b) fails to commence prosecuting an action before the end of the filing period, then LICENSOR shall notify LICENSEE of its intention not to bring suit against any alleged infringer. In those events only, LICENSEE shall have the right but shall not be obligated, to prosecute at its own expense any infringement of the LICENSED PATENTS, and LICENSOR hereby agrees at its discretion and upon terms to be mutually agreed by the parties, to either be named as a plaintiff in any such proceedings or to assign its rights to sue for infringement. LICENSEE shall pay all of LICENSOR’S costs and reasonable attorney fees incurred in such action. No settlement, consent judgment, or other voluntary final disposition of the suit shall be entered into without the consent of LICENSOR, which consent shall not be unreasonably withheld. LICENSEE hereby indemnifies LICENSOR against any order for costs or attorney fees that may be made against LICENSOR in such proceedings instituted by LICENSEE.

6.5 In the event that LICENSOR shall undertake the enforcement and/or defense of the LICENSED PATENTS by litigation, any monetary recovery by LICENSOR shall be divided equally between LICENSOR and LICENSEE, after recovering of attorneys and court costs. In the event that LICENSEE undertakes the enforcement and/or defense of the LICENSED PATENTS by litigation, any monetary recovery by LICENSEE shall be shared equally with LICENSOR, after recovering of attorneys and court costs.

6.6 In any infringement suit that either party may institute to enforce the LICENSED PATENTS pursuant to this AGREEMENT, the other party hereto shall, at the request of the party initiating such suit and upon reasonable notice, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information samples, models, specimens and the like.

6.7 LICENSEE, during the exclusive period of this AGREEMENT, shall have the sole right, subject to approval by LICENSOR, which shall not be unreasonably withheld, in accordance with the terms and conditions herein to SUBLICENSE to any alleged infringer for future use of LICENSED PATENTS. Prior to the distribution of sublicensing fees received from an alleged infringer as specified in Article III, LICENSOR shall be compensated for any and all expenses incurred by it, if any, in that regard prior to the commencement of the SUBLICENSE with the infringer.

6.8 In the event that any legal action alleging invalidity or noninfringement of any of the LICENSED PATENTS shall be brought against LICENSEE, or LICENSOR, LICENSOR, at its option, shall have the right within thirty (30) days after the commencement of such action, to intervene and take over the sole defense of the action at its own expense. If LICENSOR chooses not to intervene, LICENSEE shall have the option to intervene and take over the sole defense at its own expense.

VII. TERM AND TERMINATION

7.1 This AGREEMENT is in full force and effect from the EFFECTIVE DATE and remains in effect until the expiration of the last to expire LICENSED PATENTS, unless sooner terminated by operation of law or by acts of either of the parties in accordance with the terms of this AGREEMENT.

7.2 LICENSEE may terminate this AGREEMENT at any time by giving LICENSOR ninety (90) days written notice. In the event of termination of this AGREEMENT by LICENSEE, LICENSEE shall have no further rights under this AGREEMENT; however, LICENSEE will remain obligated for any royalties due or fees accrued or other expenses incurred up until the date of termination including royalty on sale of inventory in stock after the date of termination.

7.3 LICENSOR may terminate this AGREEMENT if LICENSEE:

a.	fails to pay on the due date any sum due under Article III and Appendix B of this AGREEMENT;

b.	fails to provide reports on the due date specified under Article V of this AGREEMENT; or

c.	fails to reach diligence milestones as specified in Sections 4.1 and 4.2 and Appendix C of this AGREEMENT;

and fails to correct any such default within thirty (30) days after receipt of written notice thereof by LICENSOR.

7.4 The LICENSEE must provide notice to the LICENSOR of its intention to file a voluntary petition in bankruptcy or, where known to the LICENSEE, of another party’s intention to file an involuntary petition in bankruptcy for the LICENSEE, said notice must be received by the LICENSOR at least thirty (30) days prior to filing such petition. LICENSOR may terminate this AGREEMENT upon receipt of such notice at its sole discretion. The LICENSEE’S failure to provide such notice to LICENSOR will be deemed a material, pre-petition, incurable breach of this AGREEMENT and the AGREEMENT will terminate automatically on the date of filing such voluntary or involuntary petition in bankruptcy.

7.5 Notwithstanding the above, this AGREEMENT and the licenses granted herein shall immediately and automatically terminate without notice in the event LICENSEE, or its AFFILIATES, SUBLICENSEES or any other party acting under authority of LICENSEE, violates any provision of the Indemnification and Insurance sections. A termination occurring under this Section 7.5 shall occur and become effective at the time of the violation that causes such termination, and LICENSEE and its AFFILIATES and SUBLICENSEES shall have no right to complete production and sale of LICENSED PRODUCTS. Notwithstanding the foregoing, to the extent that such rights are still available for licensing, LICENSEE shall have the right to reinstate the effectiveness of this AGREEMENT by obtaining the required insurance, whereupon this AGREEMENT shall automatically become effective as of the date of reinstatement of said insurance, and shall remain in full force and effect without any further action of the parties hereto until termination or expiration of this AGREEMENT according to its terms.

7.6 Surviving any termination or expiration are:

a.	LICENSEE’S obligation to pay royalties and fees accrued or accruable;

b.	Any cause of action or claim of LICENSEE or LICENSOR, accrued or to accrue, because of any breach or default by the other party; and

c.	The provisions of Article V, and Sections 9.6, and 9.8, and any other provisions that by their nature are intended to survive.

7.7 No relaxation, forbearance, delay or indulgence by either party in enforcing any of the terms of this AGREEMENT or the granting of time by either party to the other shall prejudice, affect or restrict the rights and powers of the former hereunder nor shall any waiver by either party of a breach of this AGREEMENT be considered as a waiver of any subsequent breach of the same or any other provision hereof.

7.8 The rights to terminate this AGREEMENT given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

7.9 Except as provided in Section 7.5, upon termination of this AGREEMENT in whole or in part, LICENSEE shall have the privilege of selling or otherwise disposing of the inventory of all LICENSED PRODUCTS in process of manufacture, in use or in stock and LICENSEE will also have the right to complete performance of all contracts requiring use or sale of the LICENSED PRODUCTS, provided that the remaining term of any such contract does not exceed one (1) year from the effective date of termination of this AGREEMENT.

VIII. SUBLICENSE(S)

8.1 LICENSEE shall have the right to grant SUBLICENSES subject to the terms and conditions of this AGREEMENT as stated in Article II and as defined in this Article VIII. AFFILIATES shall have no licenses under the LICENSED PATENTS unless such AFFILIATES are granted a SUBLICENSE. All SUBLICENSES will include all of the rights of, and will require the performance of all the obligations due to, LICENSOR under this AGREEMENT other than those rights and obligations in Appendix B Section 2 (License Issue Fee), Appendix B Section 3 (Patent Prosecution Costs) and Appendix B Section 7 (Annual Minimum Payment) of this AGREEMENT. All SUBLICENSES also will contain provisions that either will require payments sufficient to allow the LICENSEE to meet its obligations to LICENSOR as set forth in Appendix B Sections 5 and 6. In addition to payment of royalties on NET SALES, LICENSEE will pay to LICENSOR a percentage, as specified in Appendix B Section 6, of SUBLICENSING REVENUES. SUBLICENSE terms and conditions shall reflect that any SUBLICENSEE(s) shall not further SUBLICENSE, without the approval of LICENSOR. For the purposes of this AGREEMENT, LICENSEE shall be responsible for the performance of all SUBLICENSEES with respect to all obligations of SUBLICENSEES under this AGREEMENT.

8.2 If LICENSEE licenses patent rights assigned to or otherwise acquired by it (“LICENSEE’S Patent Rights”), and it believes, in good faith, that the recipient of such license will infringe LICENSED PATENTS in practicing the LICENSEE’S Patent Rights, then the LICENSEE will not separately grant a license to such recipient under LICENSEE’S Patent Rights without concurrently granting a SUBLICENSE under LICENSED PATENTS on the terms required under this AGREEMENT. In the event that LICENSOR and the LICENSEE each own an undivided interest in any LICENSED PATENTS licensed hereunder, the LICENSEE will not separately grant a license to any third party under its rights without concurrently granting a license under LICENSOR’S rights on the terms and conditions described in this Article VIII.

8.3 The LICENSEE will notify LICENSOR of each SUBLICENSE granted hereunder and provide LICENSOR with a complete copy of each SUBLICENSE within thirty (30) days of issuance of the SUBLICENSE. Royalties and a percentage of SUBLICENSING REVENUES owed to LICENSOR will be paid to LICENSOR on or before the due date of the royalty report applicable, as per Article V, to the CALENDAR QUARTER in which consideration was due and owing to the LICENSEE under the SUBLICENSE. The LICENSEE will require SUBLICENSEES to provide it with copies of all Progress Reports and royalty reports in accordance with the provisions herein, and the LICENSEE will collect and deliver to LICENSOR all such reports due from SUBLICENSEES.

8.4 LICENSEE shall cause every SUBLICENSE to provide LICENSEE the right to assign its rights under the sublicense to LICENSOR in the event that this AGREEMENT terminates. All SUBLICENSES granted by LICENSEE hereunder shall survive termination of this AGREEMENT and will be assigned to LICENSOR in the event that this AGREEMENT terminates, subject to the approval of LICENSOR, such approval not to be unreasonably or untimely withheld. Further, LICENSOR will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this AGREEMENT. Moreover, LICENSOR will have the sole right to modify each such assigned SUBLICENSE to include all of the rights of LICENSOR that are contained in this AGREEMENT, including the payment of royalties directly to LICENSOR, minimum annual royalties and reimbursement of patent prosecution costs, as per Appendix B.

IX. MISCELLANEOUS

9.1 Nothing in this AGREEMENT shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

9.2 Assignment. So long as LICENSEE is not in breach of this AGREEMENT in any respect, LICENSEE may assign or otherwise transfer this AGREEMENT and/or the rights acquired by it hereunder to any entity (except that this entity (i) is an entity with whom VCU or LICENSOR would NOT be permitted to enter into an arrangement under Virginia state law; or (ii) has substantially and materially less financial resources and experience than LICENSEE in development, marketing, and sales of LICENSED PRODUCT) upon providing LICENSOR with a written notice for the same and payment of an assignment fee of two hundred and fifty thousand dollars (U.S. $250,000) immediately after the completion of such assignment, along with a copy of such assignment agreement, pursuant to which such assignee shall have agreed in writing to be bound by the terms and conditions of this AGREEMENT. Upon completion of such assignment, LICENSEE shall immediately provide the LICENSOR with payment of the assignment fee, and thereafter the term “LICENSEE” as used herein shall mean such assignee. If LICENSEE shall sell or otherwise transfer its entire business, and the transferee shall not have agreed in writing to be bound by the terms and conditions of this AGREEMENT, or the LICENSOR and such transferee do not agree upon new licensing terms and conditions, within ninety (90) days of the closing date of such sale or transfer, the LICENSOR shall have the right to terminate this AGREEMENT.

9.3 Subject to Section 9.2 of this AGREEMENT, the clauses herein are personal to the parties and neither party may assign, mortgage, charge or license any of its rights hereunder, nor may either party sub-contract or otherwise delegate any of its obligations hereunder, except with the prior written consent of the other party.

9.4 LICENSEE shall (i) to the extent reasonably practical, place in a conspicuous location on all patented PRODUCTS made pursuant to this AGREEMENT a patent notice in accordance with 35 U.S.C. §287 consisting of the word “Patent” or “Patents” and the number or numbers of the United States patent or patents licensed hereunder and (ii) comply in all respects with the laws of the country of manufacture, and/or sale of the LICENSED PATENTS so as to ensure LICENSOR of full protection and rights under such laws. LICENSEE shall include the provisions of this clause in all SUBLICENSES with third parties and AFFILIATES.

9.5 LICENSEE shall at all times during the term of this AGREEMENT and thereafter indemnify, defend and hold LICENSOR, its trustees, directors, officers, employees and AFFILIATES harmless against all claims, proceedings, demands and liabilities, including legal expenses arising out of the death of or injury to any person or persons or out of any damages to property resulting from the research, development, production, manufacture, sale, modification, use, import or advertisement of LICENSED PRODUCTS or arising from any obligation of LICENSEE hereunder, except to the extent any such claim is caused by the gross negligence of, misconduct of, or breach of this AGREEMENT by LICENSOR.

9.6 LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSOR in accordance with this Section. Such insurance shall be written by a reputable insurance provider authorized to due business in the Commonwealth of Virginia, shall list LICENSOR as an additional named insured thereunder, shall be endorsed to include PRODUCTS liability coverage and shall require reasonable written notice to be given to LICENSOR prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an aggregate of five million ($5,000,000) for personal injury or death, and one million dollars ($1,000,000) per occurrence with aggregate of three million dollars ($3,000,000) for property damage. LICENSEE shall provide LICENSOR with certificates of insurance evidencing same.

9.7 Disclaimers. Nothing in this AGREEMENT shall be construed as (i) a warranty or representation by LICENSOR as to the validity or scope of any LICENSED PATENTS, (ii) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this AGREEMENT docs not or will not infringe patents, trade secrets or other proprietary rights of third parties, (iii) an obligation to bring or prosecute actions or suits against third parties for infringement, (iv) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of VCU or LICENSOR, (v) conferring by implication, estoppel or otherwise any license or rights under any patents of LICENSOR other than the LICENSED PATENTS, (vi) any other representations or warranties, either express or implied, unless specified in this AGREEMENT, (vii) directly or indirectly operating or applying as a waiver of sovereign immunity by the Commonwealth of Virginia, or (viii) imposing any obligation or any liability on any party contrary to the laws of the Commonwealth of Virginia. LICENSOR DISCLAIMS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED RIGHTS, OR ANY LICENSED PRODUCTS.

9.8 For the purposes of this AGREEMENT “Force Majeure” means any circumstances beyond the reasonable control of either party including, without limitation, any strike, lock-out, or other form of industrial action. If either party is affected by Force Majeure, it shall forthwith notify the other party of the nature and extent thereof. Neither party shall be deemed to be in breach of this AGREEMENT, or otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations under this AGREEMENT, to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly. If the Force Majeure in question prevails for a continuous period in excess of six (6) months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

9.9 LICENSEE shall not use the names or trademarks of LICENSOR, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSOR, or said employee, in each case, except that the LICENSEE may state that it is a LICENSEE of LICENSOR with respect to the LICENSED PATENTS.

9.10 Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective:

a.	on the date of delivery if delivered in person;

b.	on the date of mailing if mailed by first-class certified mail, postage paid; or

c.	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment;

to the respective addresses given below, or to another address as designated in writing by the party changing its address.

LICENSOR:

VIRGINIA COMMONWEALTH UNIVERSITY

INTELLECTUAL PROPERTY FOUNDATION

President

800 E. Leigh Street, Suite 113

Virginia Commonwealth University

Richmond, VA 23219

LICENSEE:

Synthetic Blood International, Inc.

3189 Airway Avenue Bldg. C

Costa Mesa, CA 92626

Attn: Chief Executive Officer

9.11 This AGREEMENT contains the entire and only agreement and understanding between the parties and supersedes all preexisting agreements between them respecting its subject matter. Any representation, promises, or condition in connection with such subject matter which is not incorporated in this AGREEMENT shall not be binding on either party. No modification, renewal, wavier, and no termination of this AGREEMENT or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, waiver or termination is sought, unless made in writing and signed on behalf of such party by one of its duly authorized officers. As used herein, the word “termination” includes any and all means of bringing an end prior to its expiration by its own terms this AGREEMENT, or any provisions thereof, whether by release, discharge, abandonment or otherwise.

9.12 This AGREEMENT shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Virginia, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Any legal action or proceeding relating to this AGREEMENT or any document or instrument related hereto shall be brought only in the courts of the Commonwealth of Virginia in Richmond, Virginia, and by its execution and delivery of this AGREEMENT, LICENSEE hereby accepts for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

9.13 This AGREEMENT may be executed in one or more counterparts and any party hereto may execute any such counterparts each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same document. It shall not be necessary in making proof of this document or any counterpart hereof to produce or account for any of the other counterparts.

9.14 The provisions of this AGREEMENT are severable, and in the event that any provisions of this AGREEMENT shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity and unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. In the event the validity or unenforceability of any provision of this AGREEMENT is brought into question because of the decision of a court of competent jurisdiction, the parties agree that such court shall have the power to modify the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and this AGREEMENT shall be enforceable as so modified after the expiration of the time within which such judgment may be appealed.

9.15 It is understood that LICENSOR and VCU are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Act of 1979). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that license shall not be required nor, if required, it shall be issued.

9.16 All reports and documents to be forwarded to LICENSOR shall be in the English language.

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed in duplicate as first above written.

AGREED AND ACCEPTED:

SYNTHETIC BLOOD INTERNATIONAL, INC.

By:	/s/ Chris Stern	Date: 5/29/08
Name	Chris Stern
Title	Chairman/CEO

VIRGINIA COMMONWEALTH UNIVERSITY INTELLECTUAL PROPERTY FOUNDATION

By:	/s/ Ivelina S. Metcheva	Date: May 22, 2008
Ivelina S. Metcheva, Ph.D., MBA Director, VCU Office of Technology Transfer President VCU Intellectual Property Foundation

APPENDIX A

LICENSED PATENTS

1.	PCT application, filed May 14, 2007, Publication No. WO2007134304 entitled “METHODS AND COMPOSITIONS FOR CONTROLLED AND SUSTAINED PRODUCTION AND DELIVERY OF PEROXIDES” based on VCU invention 06-31

2.	Provisional patent application, filed 02/13/2008, Serial No. 61/028230, entitled “GAS BASED WOUND AND TISSUE THERAPEUTICS”, based on VCU invention VCU 08-008

3.	Provisional patent application, filed 12/10/2007, Serial No. 61/012,508, entitled “NOVEL COMBINATORIAL APPROACHES TO ENHANCE OXYGEN TRANSPORT TO TISSUES”, based on VCU invention VCU 07-080

Proprietary Information

APPENDIX B

FEES AND ROYALTIES

1. In partial consideration of execution of the AGREEMENT before June 1, 2008, LICENSOR shall pay to LICENSEE upon execution of the AGREEMENT a Stand-Still Fee of $50,000, fully creditable towards royalty or SUBLICENSING REVENUE payments in the second year of market entry (when LICENSEE generates license income, or sales).

2. In lieu of a non-creditable, non-refundable signing fee, LICENSEE shall issue to LICENSOR a warrant to purchase five hundred thousand (500,000) shares of LICENSEE’S common stock at an exercise price of $0.42 per share, which warrant shall expire five (5) years from the EFFECTIVE DATE. The warrant shall be delivered upon execution of the AGREEMENT.

3. LICENSEE agrees to reimburse LICENSOR for all documented patent prosecution costs incurred by LICENSOR prior to the EFFECTIVE DATE (total of $16,228.33 as of May 13, 2008). All ongoing patent costs for the drafting, filing, prosecution, issuance and maintenance of the LICENSED PATENTS will be covered by LICENSEE.

4. To maintain an exclusive license to the LICENSED PATENTS, LICENSEE agrees to make a maintenance fee of $20,000, payable on each anniversary of the EFFECTIVE DATE of the AGREEMENT. Said maintenance fee shall be credited against royalty or SUBLICENSING REVENUE payments due for the same year.

5. LICENSEE agrees to pay to LICENSOR a running royalty on the NET SALES of LICENSED PRODUCTS made by LICENSEE or any AFFILIATES as follows.

Net Sales	Applicable Royalty
Up to $10 Million	25%
Over $10 M to $49 M	15%
Over $49 M	10%

6. LICENSEE shall pay to LICENSOR a percentage of SUBLICENSING REVENUE received from SUBLICENSEE or any third party in regard to the LICENSED PATENTS (“Sublicense Payment”), determined as follows:

Thirty three percent (33%) of any third party payments (including without limitation royalties on net sales, license issue fees and other licensing fees, option fees, milestone payments, minimum annual royalties, equity or other payments of any kind whatsoever). The following reductions from the initial 33% shall be allowed:

(i)	following the completion of pre-clinical studies, the non-royalty sublicensing income paid to VCU shall be reduced to 25%;

(ii)	(ii) following the completion of Phase I clinical studies, the non-royalty sublicensing income paid to VCU shall be reduced to 20%;

(iii)	(iii) following the completion of Phase II clinical studies, non-royalty sublicensing income paid to VCU shall be reduced to 17%; and

(iv)	(iv) following the completion of Phase III clinical studies, non-royalty sublicensing income paid to VCU shall be reduced to 10%.

7. LICENSEE agrees to make a $50,000 Annual Minimum Royalty payment that shall start on the first anniversary of the EFFECTIVE DATE of the AGREEMENT and shall be payable on each anniversary thereafter. Said payment shall be credited against royalty or SUBLICENSING REVENUE payments due for the same year.

8. Upon exercising of the option pursuant to Section 2.2, LICENSEE shall pay a fee of $25,000 per invention if developed by Dr. Bruce Spiess together with other inventors that are principle investigators (outside of Dr. Bruce Spiess laboratory or research group) as set forth in Section 2.2.

9. Royalty Stacking

9.1. The PARTIES recognize that the LICENSEE may need to obtain additional rights and licenses to make, have made, use, import, sell and offer to sell, and have sold LICENSED PRODUCTS. In the event that the LICENSEE’S royalty obligation to the LICENSOR combined with third-party obligations (“Total Royalty Obligation”) exceeds a certain threshold cumulative royalty, the royalty payable by LICENSEE to LICENSOR will be reduced by an amount proportionate to the amount by which the Total Royalty Obligation by the LICENSEE exceeds the threshold.

Notwithstanding the foregoing, (a) LICENSOR will agree to reduce the royalty only if all parties lower their royalties by the same proportion and (b) the royalty due to LICENSOR will not be less than 2/3 of the original rate, i.e. for 25% royalty no less than 16.75%

a. For 25% royalty rate a threshold cumulative royalty of 30%

R2 = 0.25(1-[T-0.30]/T),

where T is the Total Royalty Obligation and R2 is the adjusted royalty to be paid to LICENSOR.

b. For 15% royalty rate a threshold cumulative royalty of 22%

R2 = 0.15(1-[T-0.22]/T),

But no less than 2/3 of the original royalty rate or 10.5%.

c. For 10% royalty rate a threshold cumulative royalty of 16%

R2 = 0.10(1-[T-0.16]/T),

But no less than 2/3 of the original royalty rate or 6.67%.

9. 2. The Parties recognize that the LICENSEE may need to obtain additional rights and licenses that need to be included in a SUBLICENSE so that the SUBLICENSEE has the necessary rights to make, have made, use, import, sell and offer to sell, and have sold LICENSED PRODUCTS. In the event that the LICENSEE’S Sublicensee Payment obligations (as described above) to the LICENSOR combined with sublicensee payment obligations to other licensors (“Total Sublicensing Obligation”) exceeds a certain threshold cumulative payment percentage to all licensors, the sublicensing percentage payable by LICENSEE to LICENSOR will be reduced by an amount proportionate to the amount by which the Total Sublicensing Obligations exceeds the threshold.

Notwithstanding the foregoing, (a) LICENSOR will agree to reduce the Sublicense Payment percentage only if all parties lower their Sublicense Payment percentage by the same proportion and (b) the Sublicense Payment percentage rate due to LICENSOR will not be less than 2/3 of the original rate, i.e. for 25% no less than 16.75%.

a. For 33% Sublicense Payment rate a threshold cumulative payment percentage of 40%

S2 = 0.33(1-[T-0.40]/T),

where T is the Total Sublicensing Obligation and S2 is the adjusted Sublicense Payment percentage to be paid to LICENSOR.

But not be less than 2/3 of the original rate, i.e. no less than 21.78%.

b. For 25% Sublicense Payment rate a threshold cumulative payment percentage of 30%

S2 = 0.25(1-[T-0.30]/T),

But not be less than 2/3 of the original rate, i.e. no less than 16.75%.

c. For 20% Sublicense Payment rate a threshold cumulative payment percentage of 30%

S2 = 0.20(1-[T-0.30]/T),

But not be less than 2/3 of the original rate, i.e. no less than 13.2%.

d. For 17% Sublicense Payment rate a threshold cumulative payment percentage of 25%

S2 = 0.17(1-[T-0.25]/T),

But not be less than 2/3 of the original rate, i.e. no less than 11.39%.

e. For 10% Sublicense Payment rate a threshold cumulative payment percentage of 16%

S2 = 0.10(1-[T-0.16]/T),

But not be less than 2/3 of the original rate, i.e. no less than 6.67%.

10. LICENSEE agrees to make the following minimum milestone payments to LICENSOR:

The following milestone payments shall be made with respect to the first LICENSED PRODUCT to achieve each milestone. However, if new LICENSED PRODUCTS are separately patentable (different product groups), the same milestone payments shall apply to them.

Clinical Indication	Medical Device

$25,000 upon filing of IND	$ 100,000 upon filing FDA 510K or PMA

$100,000 upon completion of Phase I clinical trial	$250,000 upon receipt of FDA or foreign equivalent marketing approval

$200,000 upon completion of Phase II human clinical trial

$300,000 upon completion of Phase III human clinical trial

$500,000 upon receipt of FDA or foreign equivalent marketing approval

Proprietary Information

Proprietary Information

APPENDIX C

DILIGENCE MILESTONES